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Exhibit 10.25

EIGHTH AMENDMENT TO
MANUFACTURING & DISTRIBUTION AGEEMENT

        This EIGHTH AMENDMENT, dated as of August 27, 2002, amends that certain Manufacturing & Distribution Agreement by and between GENSIA SICOR PHARMACEUTICAL SALES, INC. ("Gensia Sicor") (assignee of Gensia Sicor Pharmaceuticals, Inc., formerly Gensia Laboratories, Ltd.) and Baxter Healthcare Corporation ("Baxter") (formerly Ohmeda Pharmaceutical Products Division Inc.) dated as of February 27, 1996, as amended (the "Agreement").

        WHEREAS, Baxter has signed an Asset Purchase Agreement to acquire the generic injectable human pharmaceutical business operated by Wyeth's ESI Lederle division (the "Acquisition");

        WHEREAS, the proposed Acquisition is subject to review by the United States Federal Trade Commission ("FTC") and other governmental authorities;

        WHEREAS, in the course of its review, the FTC has requested that Baxter divest its exclusive distribution rights to Gensia Sicor's pancuronium, metoclopramide and vecuronium;

        WHEREAS, Baxter will conclude the Acquisition shortly after all regulatory approvals are obtained (the "Closing Date");

        NOW, THEREFORE, in consideration of the mutual promises contained in this Amendment, and for good and other valuable consideration, the parties hereto agree as follows:

        1.    Baxter's exclusive distribution rights for pancuronium, metoclopramide and vecuronium will be terminated, effective as of the Closing Date. Baxter shall notify Gensia Sicor of the Closing Date of the Acquisition.

        2.    Exhibit A is amended to delete pancuronium, metoclopramide and vecuronium, effective as of the Closing Date of the Acquisition.

        3.    Gensia Sicor shall cooperate, in good faith, with the FTC in relation to the termination of Baxter's distribution rights for pancuronium, metoclopramide and vecuronium, and shall undertake such actions as are reasonably required by the FTC in relation to the Acquisition.

        4.    Baxter shall use reasonable commercial efforts, to secure approvals and effect assignments to Gensia Sicor, of Baxter's Group Purchasing Organization contracts for pancuronium, metoclopramide and vecuronium then in effect as of the Closing Date of the Acquisition. Notwithstanding, Gensia Sicor shall use reasonable commercial efforts to make available and sell pancuronium, metoclopramide and vecuronium after the Closing Date. The parties will agree in good faith on reasonable transitional provisions with respect to assigned contracts, including without limitation change of labeling and re-direction of chargebacks, returns and other adjustments to sales. After the Closing Date and until a contract is assigned, or in the event a contract cannot be assigned, Gensia Sicor will supply products directly to wholesalers or other customers, and Baxter will remit all payments to Gensia Sicor. Baxter agrees not to interfere with contracts assignable to Gensia Sicor.

        5.    Except as specifically set forth above, all other terms and conditions set forth in the Agreement shall remain unchanged.

        6.    This amendment will be void if Baxter does not receive the required consents and approvals of governmental authorities and other third parties, including approval of the FTC, as necessary, or does not close the Acquisition.

        IN WITNESS WHEREOF the parties hereto have executed this Amendment as of the date first above written.

GENSIA SICOR PHARMACEUTICAL SALES, INC.		BAXTER HEALTHCARE CORPORATION
By:	/s/ MARVIN SAMSON	By:	/s/ RONALD QUADREL
Name:	Marvin Samson	Name:	Ronald Quadrel
Title:	Chairman and CEO	Title:	Vice President & General Manager
GENSIA SICOR PHARMACEUTICALS, INC.
By:	/s/ MARVIN SAMSON
Name:	Marvin Samson
Title:	Chairman and CEO

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  Exhibit 10.25
EIGHTH AMENDMENT TO MANUFACTURING & DISTRIBUTION AGEEMENT